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                            STOCK PURCHASE AGREEMENT

                            dated as of July 16, 1998

                                  by and among

                        CONDOR TECHNOLOGY SOLUTIONS, INC.

                                       and

                  The Stockholders of LINC SYSTEMS CORPORATION


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


                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of July 16, 1998 by and among CONDOR TECHNOLOGY SOLUTIONS, INC., a Delaware corporation ("CONDOR"), and ROBERT F. HEFNER ("HEFNER"), DAVID C. ALLABAUGH, RAYMOND J. ANSELMI, CHARLES W. DAHLBERG, MICHAEL A. KEHOE AND RICHARD SYNORADZKI (collectively, the "STOCKHOLDERS"). The STOCKHOLDERS are the sole stockholders of LINC SYSTEMS CORPORATION, a Connecticut corporation ("LINC").

         WHEREAS, STOCKHOLDERS desires to sell to CONDOR, and CONDOR desires to purchase from STOCKHOLDERS, all of the issued and outstanding shares of capital stock of LINC for the consideration, and on the terms, set forth in this Agreement.

         WHEREAS, unless the context otherwise requires, capitalized terms used in this Agreement or in any schedule attached hereto and not otherwise defined herein shall have the following meanings for all purposes of this
Agreement:

         "Affiliate" means a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, a specified Person. For the purposes hereof, the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "A/R Aging Reports" has the meaning set forth in Section 6.12.

         "Balance Sheet Date" means May 31, 1998.

         "Benefit Plan" means any Plan, existing at the Closing Date or prior thereto, established or to which contributions have at any time been made by LINC, any ERISA Affiliate, or any predecessor of any of the foregoing, under which any employee or former employee of LINC, or any beneficiary thereof, is covered, is eligible for coverage or has benefit rights.

         "CONDOR" has the meaning set forth in the first paragraph of this Agreement.

         "CONDOR Charter Documents" has the meaning set forth in Section 3.1.

         "CONDOR's Closing Documents" has the meaning set forth in Section
1.6(b)

         "Closing" means the consummation of the transactions contemplated by this Agreement on the Closing Date.

         "Closing Date" has the meaning set forth in Section 1.5.

         "Code" means the Internal Revenue Code of 1986, as amended.


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         "Environmental Requirements" has the meaning set forth in Section 2.10.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means any Person who is, or at any time was, a member of a controlled group (within the meaning of Section 412(n)(6) of the Code) that includes, or at any time included, LINC or any predecessor of LINC.

         "Expiration Date" has the meaning set forth in Section 2.

         "GAAP" means generally accepted accounting principles of the United States.

         "Governmental Authority" means any governmental, regulatory or administrative body, agency, subdivision or authority, any court or judicial authority, or any public, private or industry regulatory authority, whether national, Federal, state, local or otherwise.

         "Hazardous Materials" has the meaning set forth in Section 2.10(b).

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (15 U.S.C. Section 18a) and the rules and regulations promulgated thereunder.

         "Intellectual Property" means all trademarks, service marks, trade dress, trade names, patents and copyrights and any registration or application for any of the foregoing, and any trade secret, invention, process, know-how, computer software or technology systems.

         "Interim Balance Sheet" is a statement which the parties agree is accurate and correct and fairly presents LINC's financial condition, assets and liabilities, and stockholders' equity as of May 31, 1998, and which is attached hereto as Schedule 1.2.

         "Knowledge," "knowledge," "the best knowledge of," "known to" or words of similar import used herein with respect to LINC or the STOCKHOLDERS shall mean the actual knowledge of LINC and/or the STOCKHOLDERS, together with the knowledge a reasonable business person would have obtained after making reasonable inquiry and after exercising reasonable diligence with respect to the matters at hand.

         "Laws" has the meaning set forth in Section 2.18.

         "LINC" has the meaning set forth in the first paragraph of this Agreement.

         "LINC Charter Documents" has the meaning set forth in Section 2.1.

         "LINC Stock" means the common stock, without par value, of LINC.

         "Material Adverse Effect" means, with respect to any Person, any event or occurrence which would have a material adverse effect on such Person's business, condition (financial or other), properties, business prospects or financial results.


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


         "Material Contract" means any lease, instrument, agreement, license or permit set forth on Schedule 2.9, 2.10, 2.11, 2.12, 2.13, 2.15 or 2.16 or
any other material agreement to which LINC is a party or by which its properties are bound.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means any natural person, corporation, partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

         "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, or whether for the benefit of a single individual or more than one individual including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

         "Returns" has the meaning set forth at the end of Section 2.19.

         "Schedule" means each Schedule attached hereto, which shall reference the relevant sections of this Agreement, on which parties hereto disclose information as part of their respective representations, warranties and covenants.

         "Statutory Liens" has the meaning set forth in Section 4.3(e).

         "STOCKHOLDERS" has the meaning set forth in the first paragraph of this Agreement.

         "STOCKHOLDER Closing Documents" has the meaning set forth in Section
1.6.

         "Tax" or "Taxes" has the meaning set forth at the end of Section
2.19.

         "Taxing Authority" has the meaning set forth at the end of Section
2.19.

         "Third Person" has the meaning set forth in Section 8.3.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants herein contained, the parties hereto hereby agree as follows:

1.       SALE AND TRANSFER OF LINC STOCK; CLOSING

         1.1 LINC Stock. Subject to the terms and conditions of this Agreement, at the Closing, STOCKHOLDERS will sell and transfer the LINC Stock to CONDOR, and CONDOR will purchase the LINC Stock from STOCKHOLDERS.


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         1.2      Purchase Price.

                  (a) The purchase price (the "Purchase Price") for the LINC Stock is Twenty-Two Million Dollars ($22,000,000), subject to increase or decrease, as the case may be, by the "Equity Adjustment," as provided in Section 1.2(b) below.

                  (b) For the purposes hereof, the "Equity Adjustment" shall be determined as follows:

                           (i)    If stockholders' equity of LINC shown on
the Closing Date Balance Sheet (as determined in accordance with Section 1.2(c) below) is greater than One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the "Equity Target"), the Equity Adjustment shall be an increase in the Purchase Price equal to the amount by which stockholders' equity of LINC exceeds the Equity Target.

                           (ii)   If stockholders' equity of LINC shown on the
Closing Date Balance Sheet (as determined in accordance with Section 1.2(c) below) is less than the Equity Target, the Equity Adjustment shall be a decrease in the Purchase Price equal to the amount by which stockholders' equity of LINC is less than the Equity Target.

                  (c) For the purposes hereof, stockholders' equity of LINC as of the Closing Date shall be based upon the balance sheet prepared for LINC as of the Closing Date (the "Closing Date Balance Sheet"), provided that legal and accounting fees and other expenses of up to Seventy Thousand Dollars ($70,000) incurred in connection with this Agreement shall not be included in the foregoing calculation. The Closing Date Balance Sheet shall be prepared by LINC within ninety (90) days after the Closing using the same methods used in the preparation of the Interim Balance Sheet, attached hereto as Schedule 1.2, including any updated reserve for deferred taxes established to reflect timing differences between book and tax income. The Closing Date Balance Sheet shall be subject to review by CONDOR to assure that the methods used in preparing the Closing Date Balance Sheet were consistent with those used in the preparation of the Interim Balance Sheet and that the changes reflected between the two balance sheets are attributed solely to the business activities of LINC for the period of time between June 1, 1998 and the Closing Date. If there are any questions or conflicts respecting the Closing Date Balance Sheet which cannot be resolved directly between CONDOR and LINC management, the parties' dispute shall be submitted to the American Arbitration Association offices in Hartford, Connecticut for resolution, and the determination of arbitration shall be final and binding upon the parties.

         1.3 Payment of Purchase Price . The Purchase Price (not including the Equity Adjustment) shall be payable at Closing by cashier's or certified check or wire transfer of next day funds to the STOCKHOLDERS in proportion to their stock ownership as set forth in Schedule 1.3(a) hereto.

         1.4      Equity Adjustment.

                  (a) If the Equity Adjustment results in an increase in the Purchase Price, within ten (10) business days after the receipt of the audited Closing Date Balance Sheet, CONDOR shall pay the amount of the difference by cashier's or certified check or wire transfer of next day funds to

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STOCKHOLDERS, in each case in proportion to their stock ownership as set forth in Schedule 1.3(a) hereto.

                  (b) If the Equity Adjustment results in a decrease in the Purchase Price, the STOCKHOLDERS shall pay the amount of the shortfall to CONDOR, on a pro rata basis in proportion to their stock ownership as set forth in Schedule 1.3(a) hereto, within ten (10) business days after the receipt of the audited Closing Date Balance Sheet.

          1.5 Closing. The purchase and sale (the "Closing") provided for in this Agreement will take place on July 16, 1998, or such other date as the parties shall mutually determine (the "Closing Date"), by means of exchange of signatures and documents via facsimile transmission and overnight courier. Subject to the provisions of Section 9.1, failure to consummate the purchase and sale provided for in this Agreement on the Closing Date will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

          1.6     Closing Obligations.   At the Closing:

                  (a) STOCKHOLDERS shall deliver to CONDOR ("STOCKHOLDERS' Closing Documents"):

                           (i)    Certificates representing the LINC Stock,
duly endorsed (or accompanied by duly executed stock powers) for transfer to CONDOR;

                           (ii)   One or more employment agreements (the
"Employment Agreements") in the form of Exhibit 1.6(a)(ii), executed by HEFNER and such other STOCKHOLDERS as are listed on Schedule 1.6(a)(ii) (collectively, the "Employee Stockholders");

                           (iii)  A certificate executed by STOCKHOLDERS to
the effect that (A) except as otherwise stated in such certificate, STOCKHOLDERS' representations and warranties in this Agreement were accurate in all respects as of the date of this Agreement and are accurate in all respects as of the Closing Date as if made on the Closing Date; and (B) STOCKHOLDERS have performed and complied with all covenants and conditions required to be performed or complied with by the STOCKHOLDERS prior to or at the Closing;

                           (iv)   Resignations of all directors of LINC;

                           (v)    A Good Standing Certificate of LINC as of a
recent date from the Connecticut Secretary of State and from all states in which LINC is authorized to do business; and

                           (vi)   A copy of the LINC's Certificate or
Articles of Incorporation and all amendments thereto, certified by the Connecticut Secretary of State, and a copy of LINC's By-laws, and all amendments thereto, certified by LINC's corporate secretary.

                  (b) CONDOR shall deliver to STOCKHOLDERS ("CONDOR's Closing Documents"):


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                           (i)    A certificate executed by CONDOR to the
effect that (A) except as otherwise stated in such certificate, CONDOR's representations and warranties in this Agreement were accurate in all material respects as of the date of this Agreement and are accurate in all material respects as of the Closing Date as if made on the Closing Date; (B) CONDOR has performed and complied with all covenants and conditions required to be performed or complied with by it prior to or at the Closing; and (C) attesting to the incumbency of officers executing documents on behalf of CONDOR;

                           (ii)   A portion of the Purchase Price, as
provided in Section 1.3;

                           (iii)  The Employment Agreements executed by
CONDOR; and

                           (iv)   A good standing certificate for CONDOR from
the State of Delaware;

                  (c) CONDOR shall, simultaneously with the Closing, pay all outstanding amounts due to Fleet Bank, National Association (the "Bank") by LINC pursuant to LINC's credit facilities with the Bank, provided that the STOCKHOLDERS shall cooperate with CONDOR to obtain the release of all financing statements on record evidencing the Bank's lien on LINC's assets. The parties acknowledge and agree that any amount paid by CONDOR in satisfaction of LINC's debt to the Bank shall be considered intercompany debt owed by LINC to CONDOR.

                  (d) CONDOR on the one hand, and STOCKHOLDERS on the other hand, shall also deliver such other documents, instruments, certificates, and opinions as may be required by this Agreement or as otherwise necessary to consummate the transactions contemplated hereby.

2.       REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

         The STOCKHOLDERS, jointly and severally, represent and warrant to CONDOR that all of the following representations and warranties in this
Section 2 are true and correct at the date of this Agreement and shall be true and correct at the time of the Closing Date, and that such representations and warranties shall survive the Closing Date for a period of eighteen (18) months (the last day of such period being the "Expiration Date"), except that the representations and warranties set forth in Section
2.19 hereof shall survive until such time as the statute of limitations period has run for all tax periods ended on or prior to the Closing Date, which shall be deemed to be the Expiration Date for Section 2.19.

         2.1 Due Organization. LINC is a corporation duly incorporated, validly existing and in good standing under the laws of its state of its incorporation, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted, to own or hold under lease the properties and assets it now owns or holds under lease, and to perform all of its obligations under the Material Contracts; is duly qualified in the jurisdictions listed in Schedule 2.1. There are other jurisdictions in which the conduct of LINC's business or activities or its ownership of assets may require qualification under applicable law, but in which LINC has not qualified to do business, as set forth on Schedule 2.1. True, complete and correct copies of the Certificate or Articles of Incorporation and By-laws, each as amended, of LINC (the "Charter Documents") will be delivered to CONDOR pursuant to Sections 1.6(a)(vii) and 6.4 hereof. The minute

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books and stock records of LINC, as heretofore made available to CONDOR, are correct and complete in all material respects.

         2.2 Authorization. The STOCKHOLDERS have the authority to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement constitutes the valid and binding obligation of the STOCKHOLDERS, enforceable in accordance with its terms.

         2.3 Capital Stock of LINC. The authorized capital stock of LINC is as set forth in Schedule 2.3. All of the issued and outstanding shares of capital stock of LINC are owned by the STOCKHOLDERS in the proportion set forth in Schedule 1.3(a), free and clear of all liens, security interests, pledges, charges, voting trusts, restrictions, encumbrances and claims of every kind. All of the issued and outstanding shares of capital stock of LINC have been duly authorized and validly issued, are fully paid and nonassessable, are owned of record and beneficially by the STOCKHOLDERS and were offered, issued, sold and delivered by LINC in compliance with all applicable state and Federal laws concerning the issuance of securities. None of such shares were issued in violation of the preemptive rights of any past or present stockholders.

         2.4 Capital Structure of LINC. LINC has not acquired any capital stock since inception. Except as set forth on Schedule 2.4: (i) no option, warrant, call, conversion right or commitment of any kind exists which obligates LINC to issue any of its authorized but unissued capital stock or its treasury stock; and (ii) LINC has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. Schedule 2.4 includes a complete listing of all stock option or stock purchase plans, including a list of all outstanding options, warrants or other rights to acquire shares of LINC capital stock and a description of the material terms of such outstanding options, warrants or other rights, true, correct and complete copies of which have been supplied to CONDOR.

         2.5 Subsidiaries. Schedule 2.5 attached hereto lists the name of each of LINC's subsidiaries and sets forth the number and class of the authorized capital stock of each of LINC's subsidiaries and the number of shares of each of LINC's subsidiaries which are issued and outstanding, all of which shares are owned by LINC, free and clear of all liens, security interests, pledges, voting trusts, equities, restrictions, encumbrances and claims of every kind. Except as set forth on Schedule 2.5, LINC does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity nor is LINC, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

         2.6 Financial Statements. The STOCKHOLDERS have delivered to CONDOR copies of the following financial statements: Balance Sheets and Income Statements, at and for each of the years ended December 31, 1995, 1996 and 1997 and for the five-month period ended May 31, 1998 prepared by LINC, noting that the statements for December 31, 1997 and May 31, 1998 are stamped "DRAFT" (the "Financial Statements"). Each of the Financial Statements is consistent with the books and records of LINC (which, in turn, are accurate and complete in all material respects) as of their respective dates and the results of operations for the periods related thereto. LINC has been advised by its accountants that the Financial


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Statements have been compiled in accordance with Statements in Standards of
Accounting and Review Services issued by the American Institute of Certified Public Accountants.

         2.7 Liabilities and Obligations. The STOCKHOLDERS have delivered to CONDOR an accurate list (which is set forth on Schedule 2.7) as of the Balance Sheet Date of (i) all liabilities of LINC in excess of $10,000 which are not reflected on the balance sheet of LINC at the Balance Sheet Date or otherwise reflected in LINC Financial Statements at the Balance Sheet Date and (ii) all loan agreements, indemnity or guaranty agreements, bonds, mortgages, liens, pledges or other security agreements to which LINC is a party. Except as set forth on Schedule 2.7, since the Balance Sheet Date, LINC has not incurred any material liabilities of any kind, character and description, whether accrued, absolute, secured or unsecured, contingent or otherwise, other than liabilities incurred in the ordinary course of business. The STOCKHOLDERS have also set forth on Schedule 2.7, in the case of those contingent liabilities related to pending or threatened litigation, or other liabilities which are not fixed or are being contested, the following information:

                  (a) a summary description of the liability and has provided CONDOR's counsel with: (i) copies of all relevant documentation relating thereto; (ii) amounts claimed and any other action or relief sought; and
(iii) and name of claimant and all other parties to the claim, suit or proceeding;

                  (b) the name of each court or agency before which such claim, suit or proceeding is pending;

                  (c) the date such claim, suit or proceeding was instituted;
and

                  (d) a good faith and reasonable estimate of the maximum amount, if any, which is likely to become payable with respect to each such liability. If no estimate is provided, the estimate shall for purposes of this Agreement be deemed to be zero.

         2.8 Accounts and Notes Receivable. The STOCKHOLDERS have delivered to CONDOR an accurate list (which is set forth on Schedule 2.8) of the accounts and notes receivable of LINC as of the Balance Sheet Date, including any such amounts which are not reflected in the balance sheet as of the Balance Sheet Date, and including receivables from and advances to employees and the STOCKHOLDERS. Except to the extent reflected on Schedule
2.8 or as disclosed to CONDOR in a writing accompanying the A/R Aging Reports, as the case may be, the accounts, notes and other receivables shown on Schedule 2.8 and on the A/R Aging Reports are and shall be, and the STOCKHOLDERS have no reason to believe that any such account receivable is not or shall not be, collectible in the amounts shown (in the case of the accounts and notes receivable set forth on Schedule 2.8, net of reserves reflected in the balance sheet calculated consistent with the reserves as of the Balance Sheet Date).

         2.9      Intellectual Property: Permits and Intangibles.

                  (a) LINC owns or has licenses to all Intellectual Property the absence of any of which would have a Material Adverse Effect on LINC, and LINC has delivered to CONDOR an accurate list (which is set forth on Schedule 2.9(a)) of all Intellectual Property owned by LINC. Each item of Intellectual


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Property owned by or licensed by LINC is valid and in full force and effect.
Except as set forth on Schedule 2.9(a), all right, title and interest in and to each item of Intellectual Property owned by LINC is not subject to any license, royalty arrangement or pending or threatened claim or dispute. To LINC's knowledge, none of the Intellectual Property owned by or licensed by LINC nor any product sold or licensed by LINC, infringes any Intellectual Property right of any other entity and to LINC's knowledge, no Intellectual Property owned by LINC is infringed upon by any other entity.

                  (b) LINC holds all licenses, franchises, permits and other governmental authorizations the absence of any of which could have a Material Adverse Effect on LINC, and LINC has delivered to CONDOR an accurate list and description (which is set forth on Schedule 2.9(b)) of all governmental licenses, franchises, permits and other governmental authorizations, including permits, titles, licenses, franchises and certificates (it being understood and agreed that a list of all environmental permits and other environmental approvals is set forth on Schedule 2.10). To the knowledge of LINC, the licenses, franchises, permits and other governmental authorizations listed on
Schedule 2.9(b) and Schedule 2.10 are valid, and LINC has not received any notice that any Governmental Authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. LINC has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the licenses, franchises, permits and other governmental authorizations listed on Schedules 2.9(b) and 2.10 and is not in violation of any of the foregoing except where such non-compliance or violation would not have a Material Adverse Effect on LINC. Except as specifically provided in Schedule 2.9(a) or 2.9(b), the transactions contemplated by this Agreement will not (i) to LINC's knowledge, result in the infringement by LINC of any Intellectual Property right of any other entity, (ii) infringe any Intellectual Property listed on Schedule 2.9(a), or (iii) result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to LINC by, any licenses, franchises, permits or government authorizations listed on Schedule 2.9(b).

         2.10     Environmental Matters.

                  (a)      Except as set forth on Schedule 2.10,

                           (i)    LINC is and at all times has been in
compliance in all material respects with, and has not been in violation of or liable under, all Environmental Requirements, and

                           (ii)   LINC possesses all permits, licenses and
certificates required by all Environmental Requirements, and has filed all notices or applications required thereby.

As used herein, "Environmental Requirements" shall mean all applicable federal, state and local laws, rules, regulations, ordinances and requirements relating to pollution and protection of the environment, all as amended to date.

                  (b)      Except as disclosed on Schedule 2.10:

                           (i)    LINC has not been subject to, or received any
notice of any private, administrative or judicial action, or notice of any intended private, administrative or judicial action relating to the presence or alleged presence of Hazardous Materials in, under or upon any real property currently or

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formerly owned, leased or used by (A) LINC or (B) any other person that has, at any time, disposed of Hazardous Materials on behalf of LINC;

                           (ii)   LINC does not have any basis for any such
notice or action; and

                           (iii)  there are no pending or, to the knowledge
of LINC, threatened actions or proceedings (or notices of potential actions or proceedings) from any Governmental Authority or any other entity regarding any matter relating to health, safety or protection of the environment against LINC.

"Hazardous Materials" for purposes of this Agreement shall include, without limitation: (A) hazardous materials, hazardous substances, extremely hazardous substances or hazardous wastes, as those terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. ("RCRA"), and any other Environmental and Safety Requirements; (B) petroleum, including, without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (C) any radioactive material, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C.
Section 2011 et seq.; and (D) asbestos in any form or condition.

                  (c) To LINC's knowledge, with respect to real property presently or previously owned or used by LINC and with respect to periods of LINC's occupancy thereof, there are and have been no past or present events, conditions, circumstances, activities, practices, incidents or actions which could reasonably be expected to interfere with or prevent continued compliance with any Environmental Requirements, give rise to any legal obligation or liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing or investigation against or involving LINC under any Environmental Requirements or related common law theories except as identified on Schedule 2.10.

                  (d) Schedule 2.10 sets forth the name and address of every off-site waste disposal organization, and each of the haulers, transporters or cartage organization engaged now or in the preceding three years by LINC to dispose of Hazardous Materials to any such off-site waste disposal location on behalf of LINC or any of its predecessors.

         2.11 Personal Property. LINC has delivered to CONDOR an accurate list (which is set forth on Schedule 2.11) of (a) all personal property with a fair market value indivtidually in excess of $10,000 which is included (or that will be included) in "depreciable plant, property and equipment" (or similarly named line item) on the balance sheet of LINC as of the Balance Sheet Date, (b) all other personal property owned by LINC with a value individually in excess of $10,000 (i) as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date and (c) all leases and agreements in respect of personal property with a value individually in excess of $10,000, including, in the case of each of (a), (b) and (c), (1) true, complete and correct copies of all such leases which have been provided to CONDOR's counsel, (2) a listing of the capital costs of all such assets which are subject to capital leases and (3) an indication as to which assets are currently owned, or, to LINC's knowledge, were formerly owned, by the STOCKHOLDER or other Affiliates of LINC. Except as set forth on Schedule 2.11, (i) all personal property with a value individually in excess of $100,000 used by LINC in its business is either owned by LINC or leased by LINC pursuant to a lease included on Schedule 2.11, (ii) all of the personal property listed on Schedule 2.11 is in good working order and condition, ordinary wear and tear excepted, and
(iii) all leases and agreements included on Schedule 2.11 are in full force and effect and constitute valid and binding agreements of LINC, and to LINC's knowledge, of the other parties (and their successors) thereto in accordance with their respective terms.

         2.12 Significant Customers: Material Contracts and Commitments. LINC has delivered to CONDOR an accurate list (which is set forth on Schedule 2.12) of all significant customers, it being understood and agreed that a "significant customer," for purposes of this Section 2.12, means a customer (or Person or entity) representing 5% or more of LINC's annual revenues as of the Balance Sheet Date. Except to the extent set forth on Schedule 2.12, none of LINC's significant customers has canceled or substantially reduced or, to the knowledge of LINC, is currently attempting or threatening to cancel a contract or substantially reduce utilization of the services provided by LINC.

         Except as listed or described on Schedule 2.12, as of or on the date hereof, LINC is not a party to or bound by, nor do there exist any, Contracts relating to or in any way affecting the operation or ownership of LINC's business that are of a type described below:

                  (a) any collective bargaining arrangement with any labor union or any such agreement currently in negotiation or proposed;

                  (b) any contract for capital expenditures or the acquisition or construction of fixed assets for or in respect of real property other than in LINC's ordinary course of business in excess of $20,000;

                  (c) any contract with a term in excess of one year for the purchase, maintenance, acquisition, sale or furnishing of materials, supplies, merchandise, machinery, equipment, parts or other property or services (except that LINC need not list any such contract made in the ordinary course of business) which requires aggregate future payments of greater than $20,000;

                  (d) any contract relating to the borrowing of money, or the guaranty of another person's borrowing of money, including, without limitation, all notes, mortgages, indentures and other obligations, agreements and other instruments for or relating to any lending or borrowing, including assumed indebtedness;

                  (e) any contract granting any person a lien on any of the assets of LINC, in whole or in part;

                  (f) any contract for the cleanup, abatement or other actions in connection with Hazardous Materials (as defined in Section 2.10), the remediation of any existing environmental liabilities or relating to the performance of any environmental audit or study;

                  (g) any contract granting to any person a first-refusal, first-offer or similar preferential right to purchase or acquire any of the assets of LINC's business other than in the ordinary course of business;

                  (h) any contract under which LINC is

                           (i)    a lessee or sublessee of any machinery,
equipment, vehicle or other tangible personal property or real property, or

                           (ii)   a lessor of any real property or tangible
personal property owned by LINC,

in either case having an original value in excess of $20,000;

                  (i) any contract providing for the indemnification of any officer, director, employee or other person, where such indemnification may exceed the sum of $20,000;

                  (j) any joint venture or partnership contract; and

                  (k) any other contract with a term in excess of one year, whether or not made in the ordinary course of business, which involves payments in excess of $20,000.

LINC has provided CONDOR with a true and complete copy of each written Material Contract, including all amendments or other modifications thereto. Except as set forth on Schedule 2.12, each Material Contract is a valid and binding obligation of LINC, enforceable against LINC in accordance with its terms, and is in full force and effect. Except as set forth on Schedule 2.12, LINC has performed all obligations required to be performed by it under each Material Contract and neither LINC nor, to the knowledge of LINC, any other party to any Contract, is (with or without the lapse of time or the giving of notice or both) in breach or default in any material respect thereunder; and there exists no condition which, to the knowledge of LINC, would constitute a breach or default thereunder. LINC has not been notified that any party to any Material Contract intends to cancel, terminate, not renew or exercise an option under any Material Contract, whether in connection with the transactions contemplated hereby or otherwise.

         2.13 Real Property. (a) Schedule 2.13(a) includes a list of all real property owned by LINC (i) as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date, and all other real property, if any, used by LINC in the conduct of its business. LINC has good and insurable title to the real property owned by it, including that reflected on Schedule 2.10, subject to no mortgage, pledge, lien, conditional sale agreement, encumbrance or charge, except for:

                           (i)    liens reflected on Schedule 2.7 or 2.12 as
securing specified liabilities (with respect to which no default by LINC exists);

                           (ii)   liens for current taxes not yet due and
payable and assessments not in default;

                           (iii)  easements for utilities serving the
property only; and

                           (iv)   easements, covenants and restrictions and
other exceptions to title shown of record in the office of the County Clerks in which the properties, assets and leasehold estates are located which do not adversely affect the current use of the property.

True, complete and correct copies of all title reports and title insurance policies currently in possession of LINC with respect to real property owned by LINC have been delivered to CONDOR.

                  (b) Schedule 2.13(b) includes an accurate list of real property leases to which LINC is a party and an indication as to which such properties, if any, are currently owned, or were formerly owned, by the STOCKHOLDERS or other Affiliates of LINC. Counsel to CONDOR has been provided with true, complete and correct copies of all leases and agreements in respect of such real property leased by LINC. Except as set forth on Schedule 2.13(b), all of such leases included on Schedule 2.13(b) are in full force and effect and constitute valid and binding agreements of LINC and, to LINC's knowledge, of the parties (and their successors) thereto in accordance with their respective terms.

         2.14     Insurance.

                  (a)      LINC has delivered to CONDOR:

                           (i)    true and complete copies of all policies of
insurance to which LINC is a party or under which LINC, or any director of LINC, is or has been covered at any time within two years preceding the date of this Agreement;

                           (ii)   true and complete copies of all pending
applications for policies of insurance; and

                           (iii)  any statement by the auditor of LINC's
financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

                  (b)      Schedule 2.14(b) describes:

                           (i)    any self-insurance arrangement by or affecting
LINC, including any reserves established thereunder; any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by LINC; and

                           (ii)   all obligations of LINC to third parties with
respect to insurance (including such obligations under leases and service agreements), and identifies the policy under which such coverage is provided.

                  (c) Schedule 2.14(c) sets forth, by year, for the current policy year and each of the preceding two policy years:

                           (i)    a summary of the loss experience under each
policy;

                           (ii)   a statement describing each claim under an
insurance policy for an amount in excess of $5,000, which sets forth:

                                  (A)      the name of the claimant;

                                  (B)      a description of the policy by
                                           insurer, type of insurance and
                                           period of coverage; and

                                  (C)      the amount and a brief description
                                           of the claim; and

                           (iii)  a statement describing the loss experience for
all claims that were self-insured, including the number and aggregate cost of such claims.

                  (d)      Except as set forth on Schedule 2.14(d):

                           (i)    All policies to which LINC is a party or that
provide coverage to LINC:

                                  (A)      are valid, outstanding and
                                           enforceable;

                                  (B)      taken together, provide customary
                                           insurance for the assets and the
                                           operations of LINC for all risks
                                           normally insured against by a
                                           person carrying on the same
                                           business or businesses of LINC;

                                  (C)      are sufficient for compliance with
                                           all legal requirements and Material
                                           Contracts to which LINC is a party
                                           or by which it is bound; and

                                  (D)      will continue in full force and
                                           effect following the Closing in
                                           accordance with their respective
                                           terms;

                           (ii)   LINC has not received:

                                  (A)      any refusal of coverage or any
                                           notice that a defense will be
                                           afforded with reservation of
                                           rights, or

                                  (B)      any notice of cancellation or any
                                           other indication that any insurance
                                           policy is no longer in full force
                                           or effect or will not be renewed or
                                           that the issuer of any policy is
                                           not willing or able to perform its
                                           obligations thereunder;

                           (iii)  LINC has paid all premiums due, and has
otherwise performed all of its obligations, under each policy to which it is a party or that provides coverage to it or any director thereof

                           (iv)   LINC has given notice to the insurer of all
claims known by it to be insured thereby.

         2.15     Compensation; Employment Agreements; Organized Labor Matters.

                  (a) LINC has delivered to CONDOR an accurate list (which is set forth on Schedule 2.15) showing all officers, directors and key employees of LINC, listing all employment agreements with such officers, directors and key employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of (i) the Balance Sheet Date and (ii) the date hereof. LINC has provided to CONDOR true, complete and correct copies of any employment agreements for persons listed on Schedule 2.15. Since the Balance Sheet Date, there have been no increases in the compensation payable or any special bonuses to any officer, director, key employee or other employee, except ordinary salary increases implemented on a basis consistent with past practices.

                  (b) Except as set forth on Schedule 2.15, there is no, and within the last three years LINC has not experienced any, strike, picketing, boycott, work stoppage or slowdown, other labor dispute, union organizational activity, allegation, charge or complaint of unfair labor practice, employment discrimination or other matters relating to the employment of labor, pending or, to LINC's knowledge, threatened against LINC; nor is there, to the knowledge of LINC, any basis for any such allegation, charge or complaint. There is no request directed to LINC for union or similar representation pending and, to LINC's knowledge, no question concerning representation has been raised. To LINC's knowledge, no key employee and no group of employees has any plans to terminate employment with LINC. LINC has complied in all material respects with all applicable laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes. LINC is not liable for any arrearages of wages or any taxes or penalties for failure to comply with any such laws, ordinances or regulation.

         2.16 Employee Plans. LINC has delivered to CONDOR an accurate listing (which is set forth on Schedule 2.16) showing all Benefit Plans of LINC, together with true, complete and correct copies of such Benefit Plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the Balance Sheet Date. LINC is not required to contribute to any Benefit Plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions of employment of any of LINC's employees.

         2.17 Compliance with ERISA. To the STOCKHOLDERS' knowledge, all Benefit Plans that are intended to qualify under Section 401(a) of the Code are and have been so qualified and have been determined by the Internal Revenue Service to be qualified in form, and copies of such determination letters are included as part of the Disclosure Schedule. To the STOCKHOLDERS' knowledge, all reports and other documents required to be filed with any Governmental Authority or distributed to plan participants or beneficiaries (including, but not limited to, actuarial reports, audits or tax returns) have been timely filed or distributed, and copies thereof have been provided to CONDOR. To the STOCKHOLDERS' knowledge, neither the STOCKHOLDERS, any such Benefit Plan, LINC nor any "disqualified person" or "party in interest" as such terms are defined in Section 4975 of the Code or Section 3(14) of ERISA has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. To the STOCKHOLDERS' knowledge, no Benefit Plan has incurred an accumulated funding deficiency, as defined in
Section 412(a) of the Code and Section 302(1) of ERISA, and LINC has not incurred any liability for excise tax or penalty due to the Internal Revenue Service nor any liability to the PBGC. The STOCKHOLDERS further represent that, to their knowledge:

                  (a) There have been no terminations, partial terminations or discontinuance of contributions to any such Benefit Plan intended to qualify under Section 401 (a) of the Code without notice to and approval by the Internal Revenue Service;

                  (b) No such Benefit Plan subject to the provisions of Title IV of ERISA has been terminated;

                  (c) There have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any Benefit Plan;

                  (d) LINC has not incurred liability under Section 4062 of ERISA;

                  (e) No circumstances exist pursuant to which LINC could have any direct or indirect liability whatsoever (including, but not limited to, any liability to any multi-employer plan or the PBGC under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty, or being subject to any statutory lien to secure payment of any such liability) with respect to any Benefit Plan now or heretofore maintained or contributed to by any entity other than LINC that is, or at any time was, a member of a "controlled group" (as defined in Section 412(n)(6)(B) of the Code) that includes LINC;

                  (f) LINC is not now, nor can it as a result of its past activities become, liable to the PBGC or to any multi-employer employee pension benefit plan under the provisions of Title IV of ERISA;

                  (g) All Benefit Plans and the administration thereof are in substantial compliance with their terms and all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations;

                  (h) All accrued contribution obligations of LINC with respect to any Benefit Plan have either been fulfilled in their entirety or are fully reflected on the balance sheet of LINC as of the Balance Sheet Date.

                  (i) No claim, lawsuit, arbitration or other action has been threatened, asserted, or instituted against any Benefit Plan or related trust, any trustee or fiduciaries thereof, LINC, or any director, officer or employee thereof;

                  (j) No Benefit Plan is under audit or investigation by any Governmental Authority and no such completed audit, if any, has resulted in the imposition of any tax or penalty;

                  (k) Each Benefit Plan intended to meet requirements for tax-favored treatment under Sections 79, 106, 117, 120, 125, 127, 129 or 132 of the Code satisfies the applicable requirements under the Code;

                  (l) With respect to each Benefit Plan that is funded fully or partially through an insurance policy, LINC has no liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the Balance Sheet Date;

                  (m) The consummation of the transactions contemplated by this Agreement will not give rise to any liability, including, without limitation, liability for severance pay, unemployment compensation or termination pay, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any current, former, or retired employee or their beneficiaries solely by reason of such transactions;

                  (n) Neither LINC nor any member of a "controlled group" which includes LINC maintains, contributes to, or in any way provides for any benefits of any kind whatsoever (other than under Section 4980B of the Code or Title I, Subtitle B, Part 6 of ERISA, the Federal Social Security Act or a plan qualified under Section 401(a) of the Code) to any current or future retiree or terminated employee;

                  (o) Neither LINC nor any officer or employee thereof, has made any promises or commitments, whether legally binding or not, to create any additional plan, agreement or arrangement, or to modify or change any existing Benefit Plan; and

                  (p) LINC has complied in all respects with the requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA.

         2.18     Conformity with Law; Litigation. Except as set forth on
Schedule 2.10 or Schedule 2.18, LINC has complied with all laws, rules, regulations, writs, injunctions, decrees, and orders applicable to it or to the operation of its Business (collectively, "Laws") and has not received any notice of any alleged claim or threatened claim, violation of, liability or potential responsibility under, any such Law which has not heretofore been cured and for which there is no remaining liability other than, in each case, those not having a Material Adverse Effect on LINC. Without limiting the generality of the foregoing, LINC has complied with all applicable federal, state and local Laws relating to antitrust and trade regulations.

         Except to the extent set forth on Schedule 2.7 or Schedule 2.10 or as set forth on Schedule 2.18 (which shall disclose the parties to, nature of, and relief sought for each matter to be disclosed on Schedule 2.18):

                  (a) There is no suit, action, proceeding, claim, order or, to LINC's knowledge, investigation pending or, to LINC's knowledge, threatened against either LINC or any Benefit Plan, or any fiduciary of any such Benefit Plan or, to the knowledge of LINC, pending or threatened against any of the officers, directors or employees of LINC with respect to its business or proposed business activities or to which LINC is otherwise a party, which would have a Material Adverse Effect on LINC, before any court, or before any Governmental Authority (collectively, "Claims"); nor, to LINC's knowledge, is there any basis for any such Claims.

                  (b) LINC is not subject to any judgment, order or decree of any court or Governmental Authority; LINC has not received any opinion or memorandum from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business. LINC is not engaged in any legal action to recover monies due it or for damages sustained by it.

                  (c) LINC's current insurance is believed in good faith to be adequate to cover all pending or threatened Claims, LINC has given all required notice of such Claims to its appropriate insurance carrier(s) and/or all such claims have been fully reserved for on the financial statements of LINC has delivered to CONDOR pursuant to the terms of this Agreement.
Schedule 2.18 lists the insurer for
each Claim covered by insurance or designates each Claim, or portion of each Claim, as uninsured and the individual and aggregate policy limits for the insurance covering each insured Claim and the applicable policy deductibles for each insured Claim.

Schedule 2.18 sets forth all closed litigation matters (other than workers compensation claims) to which LINC was a party during the three years preceding the Closing, the date such litigation was commenced and concluded, and the nature of the resolution thereof (including amounts paid in settlement or judgment).

         2.19     Taxes.   Except as set forth on Schedule 2.19:

                  (a) All Returns required to have been filed by or with respect to LINC have been duly filed, and each such Return correctly and completely reflects the Tax liability and all other information required to be reported thereon. All Taxes with respect to items or periods covered by all such Returns (whether or not shown on any Return) owed by LINC have been paid.

                  (b) To the knowledge of LINC, the provisions for Taxes due by LINC (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in LINC Financial Statements are sufficient for all unpaid Taxes, being current taxes not yet due and payable, of LINC.

                  (c) LINC is not a party to any agreement extending the time within which to file any Return. No claim has ever been made by any Taxing Authority in a jurisdiction in which LINC does not file Returns that it is or may be subject to taxation by that jurisdiction that is unresolved or if adversely determined would have a Material Adverse Effect on LINC.

                  (d) LINC has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

                  (e) There is no dispute or claim concerning any Tax liability of LINC either (i) claimed or raised by any Taxing Authority or (ii) otherwise known to LINC. No issues have been raised in any examination by any Taxing Authority with respect to LINC which, by application of similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so examined. Schedule 2.19(e) lists all federal, state, local and foreign income Tax Returns filed by LINC for all taxable periods ended on or after January 1, 1991, indicates those Returns, if any, that have been audited, and indicates those Returns that currently are the subject of audit. LINC has delivered to CONDOR complete and correct copies of all federal, state, local and foreign income Tax Returns filed by, and all Tax examination reports and statements of deficiencies assessed against or agreed to by, LINC since January 1, 1991.

                  (f) LINC has not waived any statute of limitations, the waiver of which remains in effect on the date hereof, in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

                  (g) LINC has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could require it to make any payments, that are not deductible (i) under Section 280G of the Code or (ii) as compensation under Section 162(m) of the Code or any similar provision under state and/or local law.

                  (h) LINC is not a party to any Tax allocation or sharing agreement.

                  (i) LINC is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal income Tax purposes.

                  (j) To LINC's and the STOCKHOLDERS' knowledge, the Internal Revenue Service has not proposed or threatened accounting method changes of LINC that could give rise to an adjustment under Section 481 of the Code for periods after the Closing Date.

                  (k) LINC has not received any written ruling of a Taxing Authority related to Taxes or entered into any written and legally binding agreement with a Taxing Authority relating to Taxes.

                  (l) LINC has disclosed (in accordance with Section 6662(d)(2)(B)(ii) of the Code) on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662(d) of the Code.

                  For purposes of this Section 2.19, the following definitions shall apply:

                  "Returns" means any returns, reports or statements (including any information returns) required to be filed for purposes of a particular Tax with any Taxing Authority or Governmental Authority.

                  "Tax" or "Taxes" means all Federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges similar to taxes, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

                  "Taxing Authority" means any Governmental Authority, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having jurisdiction with respect to any Tax.

         2.20 No Violations. LINC is not in violation of any Charter Document nor is LINC in default under any Material Contract; and, except as set forth on Schedule 2.20, (a) the rights and benefits of LINC under the Material Contracts will not be adversely affected by the transactions contemplated hereby and (b) the execution of this Agreement and the performance by STOCKHOLDERS of their obligations hereunder and the consummation by the STOCKHOLDERS of the transactions contemplated hereby will not (i) result in any violation or breach of, or constitute a default under, any of the terms or provisions of the Material Contracts or the Charter Documents or (ii) require the consent, approval, waiver of any acceleration, termination or other right or remedy or action of or by, or make any filing with or give any notice to, any other party. Except as set forth on Schedule 2.20, none of the Material Contracts requires notice to, or consent or approval of, any Governmental Authority or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect and consummation of the transactions contemplated hereby will not give rise to any right to termination, cancellation or acceleration or loss of any material right or benefit. None of LINC's Material Contracts with customers permits the use or publication by LINC or CONDOR of the name of any other party to such Material Contracts. Except as set forth on Schedule 2.20, none of the Material Contracts prohibits or restricts LINC from freely providing services to any other customer or potential customer of LINC.

         2.21 Government Contracts. Except as set forth on Schedule 2.21, LINC is not a party to any governmental contract subject to price redetermination or renegotiation.

         2.22 Business Conduct. Except as set forth on Schedule 2.22, since December 31, 1997, LINC has conducted its business only in the ordinary course consistent with past custom and practices and has incurred no liabilities other than in the ordinary course of business consistent with past custom and practices. Except as forth on Schedule 2.22, since December 31, 1997, there has not been any:

                  (a) Material adverse change in LINC's operations, condition (financial or otherwise), operating results, assets, liabilities, employee, customer or supplier relations or business prospects;

                  (b) Damage, destruction or loss of any property owned by LINC or used in the operation of the business, whether or not covered by insurance, having a replacement cost or fair market value in excess of $20,000 affecting LINC's property, financial status or the Business;

                  (c) Voluntary or involuntary sale, transfer, surrender, abandonment or other disposition of any kind by LINC of any assets or property rights (tangible or intangible), having a replacement cost or fair market value in excess of $20,000, except in each case the sale of inventory and collection of accounts in the ordinary course of business consistent with past custom and practices;

                  (d) Loan or advance by LINC to any party other than sales to customers on credit in the ordinary course of business consistent with past custom and practices;

                  (e) Declaration, setting aside, or payment of any dividend or other distribution in respect to LINC's capital stock, any direct or indirect redemption, purchase, or other acquisition of such stock, or the payment of principal or interest on any note, bond, debt instrument or debt to any Affiliate;

                  (f) Incurrence of debts, liabilities or obligations except current liabilities incurred in connection with or for services rendered or goods supplied in the ordinary course of business consistent with past custom and practices, liabilities on account of taxes and governmental charges but not penalties, interest or fines in respect thereof, and obligations or liabilities incurred by virtue of the execution of this Agreement;

                  (g) Issuance by LINC of any notes, bonds, or other debt securities or any equity securities or securities convertible into or exchangeable for any equity securities;

                  (h) Cancellation, waiver or release by LINC of any debts, rights or claims, except in each case in the ordinary course of business consistent with past custom and practices;

                  (i) Amendment of LINC's Articles or Certificate of Incorporation or By-Laws;

                  (j) Amendment or termination of any Material Contract, other than expiration of such contract in accordance with its terms;

                  (k) Change in accounting principles, methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) utilized by LINC;

                  (l) Except for the repayment of up to $750,000 of notes payable to certain of the STOCKHOLDERS from available cash (as set forth on Schedule 2.27), discharge or satisfaction of any material liability, encumbrance or payment of any material obligation or liability, other than current liabilities paid in the ordinary course of business consistent with past custom and practices or cancellation of any debts or claims;

                  (m) Sale or assignment by LINC of any tangible assets other than in the ordinary course of business;

                  (n) Capital expenditures or commitments therefor by LINC other than in the ordinary course of business in excess of $20,000 in the aggregate;

                  (o) Charitable contributions or pledges by LINC in excess of $5,000 in the aggregate;

                  (p) Mortgage, pledge or other encumbrance of any asset of LINC other than in the ordinary course of business;

                  (q) Adoption, amendment or termination of any Benefit Plan;

                  (r) Increase in the benefits provided under any Benefit Plan;
or

                  (s) An occurrence or event not included in clauses (a) through
(r) that has resulted or might be expected to have a Material Adverse Effect on LINC.

         2.23 Deposit Accounts; Powers of Attorney. LINC has delivered to CONDOR an accurate schedule (which is set forth on Schedule 2.23) as of the date of this Agreement of:

                  (a) the name of each financial institution in which LINC has accounts or safe deposit boxes;

                  (b) the names in which the accounts or boxes are held;

                  (c) the type of account and account number; and

                  (d) the name of each person authorized to draw thereon or have access thereto.

Schedule 2.23 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from LINC and a description of the terms of such power of attorney.

         2.24 Relations with Governments. LINC has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office nor has it otherwise taken any action which would cause LINC to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

         2.25 Disclosure. The representations and warranties of the STOCKHOLDERS contained in this Agreement, the schedules to this Agreement provided by the STOCKHOLDERS, the certificates and the other documents furnished by the STOCKHOLDERS to CONDOR pursuant hereto, taken as a whole, present fairly the business and operations of LINC for the time periods with respect to which such information was requested. LINC's rights under the documents delivered pursuant hereto would not be materially adversely affected by, and no statement made herein would be rendered untrue in any material respect by, any other document to which LINC is a party, or to which its properties are subject, or by any other fact or circumstance regarding LINC (which fact or circumstance was, or should reasonably, after due inquiry, have been known to the STOCKHOLDER) that is not disclosed pursuant hereto or thereto.

         2.26 Prohibited Activities. Except as set forth on Schedule 2.26, LINC has not, between the Balance Sheet Date and the date hereof, taken any of the actions set forth in Section 4.3.

         2.27 Affiliate Transactions. Schedule 2.27 sets forth the parties to and the date, nature and amount of (A) each transaction or series of similar transactions (other than payments of salary and bonus which are reflected as line items in the Financial Statements) involving the transfer of any cash, property or rights in which the amount involved individually or collectively exceeded $10,000 to or from LINC from, to, or for the benefit of any STOCKHOLDER, former stockholder, Affiliate or former Affiliate of LINC ("Affiliate Transactions") during the period commencing January 1, 1994 through the date hereof and (B) any existing commitments of LINC to engage in the future in any Affiliate Transactions. Each Affiliate Transaction was effected on terms equivalent to those which would have been established in an arm's-length negotiation, except as disclosed on Schedule 2.27.

         2.28 HSR Compliance. LINC is not engaged in manufacturing, has less than $10 million in total assets, and has less than $100 million in annual revenues (all as determined in accordance with the HSR Act).

         2.29 Misrepresentation. None of the representations and warranties set forth in this Agreement, the certificates and the other documents furnished to CONDOR pursuant hereto, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

         2.30 Authority; Ownership. STOCKHOLDERS have the full legal right, power and authority to enter into this Agreement. The STOCKHOLDERS own beneficially and of record all of the shares of LINC

Stock and such LINC Stock is owned free and clear of all liens, security interests, pledges, charges, voting trusts, restrictions, encumbrances and claims of every kind.

         2.31 Preemptive Rights. STOCKHOLDERS do not have, or hereby waive, any preemptive or other right to acquire shares of LINC Stock that the STOCKHOLDERS have or may have had.

3.       REPRESENTATIONS OF CONDOR

         CONDOR represents and warrants to STOCKHOLDERS that all of the following representations and warranties in this Section 3 are true and correct at the date of this Agreement and shall be true and correct on the Closing Date, and that such representations and warranties shall survive the Closing Date for a period of eighteen months.

         3.1 Due Organization. CONDOR is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, and is duly authorized and qualified to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted, to own or hold under lease the properties and assets it now owns or holds under lease, and to perform all of its obligations under any material agreement to which it is a party or by which its properties are bound. True, complete and correct copies of the Certificate of Incorporation and By-Laws, each as amended, of CONDOR (the "CONDOR Charter Documents") are all attached hereto as Exhibit 3.1.

         3.2 Authorization. The representatives of CONDOR executing this Agreement have the authority to execute and deliver this Agreement and to bind CONDOR to perform its obligations hereunder. The execution and delivery of this Agreement by CONDOR and the performance by CONDOR of its obligations under this Agreement and the consummation by CONDOR of the transactions contemplated hereby have been, or will have been on or before the date of the Closing, duly authorized by all necessary corporate action in accordance with applicable law and the Certificate of Incorporation and By-Laws of CONDOR. This Agreement constitutes the valid and binding obligation of CONDOR, enforceable in accordance with its terms.

         3.3 Transaction Not a Breach. Neither the execution and delivery of this Agreement by CONDOR nor its performance will violate, conflict with, or result in a breach of any provision of any Law, rule, regulation, order, permit, judgment, injunction, decree or other decision of any court or other tribunal or any Governmental Authority binding on CONDOR or conflict with or result in the breach of any of the terms, conditions or provisions of the Certificate of Incorporation or the By-Laws of CONDOR or of any contract, agreement, mortgage or other instrument or obligation of any nature to which CONDOR is a party or by which CONDOR is bound.

         3.4 Misrepresentation. None of the representations and warranties set forth in this Agreement or in any of the certificates, schedules, exhibits, lists, documents, exhibits, or other instruments delivered, or to be delivered, to the STOCKHOLDERS as contemplated by any provision hereof, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

4.       COVENANTS PRIOR TO CLOSING

         4.1      Access and Cooperation; Due Diligence.

                  (a) Between the date of this Agreement and the Closing Date, LINC will afford to the officers and authorized representatives of CONDOR access during business hours to all of LINC's sites, properties, books and records and will furnish CONDOR with such additional financial and operating data and other information as to the business and properties of LINC as CONDOR may from time to time reasonably request. LINC will cooperate with CONDOR and its representatives, including CONDOR's auditors and counsel, in the preparation of any documents or other material which may be required in connection with the transactions contemplated by this Agreement. CONDOR, the STOCKHOLDER and LINC will treat all information obtained in connection with the negotiation and performance of this Agreement as confidential in accordance with the provisions of Section 11.

                  (b) CONDOR will cooperate with LINC, its representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with the transactions contemplated by this Agreement. LINC will cause all information obtained in connection with the negotiation and performance of this Agreement to be treated as confidential in accordance with the provisions of Section 11.

         4.2 Conduct of Business Pending Closing. Between the date of this Agreement and the Closing Date, LINC will:

                  (a) carry on its business in the ordinary course substantially as conducted heretofore and not introduce any new-method of management, operation or accounting;

                  (b) maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

                  (c) perform in all material respects its obligations under agreements relating to or affecting its assets, properties or rights;

                  (d) keep in full force and effect present insurance policies or other comparable insurance coverage;

                  (e) maintain and preserve its business organization intact and use its best efforts to retain its present key employees and relationships with suppliers, customers and others having business relations with LINC;

                  (f) maintain compliance with all permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar Governmental Authorities; and

                  (g) maintain present debt and lease instruments in accordance with their respective terms and not enter into new or amended debt or lease instruments, provided that debt and/or lease instruments may be replaced if such replacement instruments are on terms at least as favorable to LINC as the instruments being replaced.

         4.3 Prohibited Activities. Between the date hereof and the Closing Date, LINC will not, without the prior written consent of CONDOR:

                  (a) make any change in its Certificate or Articles of Incorporation or By-laws;

                  (b) grant or issue any securities, options, warrants, calls, conversion rights or commitments of any kind relating to its securities of any kind;

                  (c) declare or pay any dividend, or make any distribution in respect of its stock whether now or hereafter outstanding, or purchase, redeem or otherwise acquire or retire for value any shares of its stock or, except for
(i) the repayment of up to $750,000 of Notes payable to certain STOCKHOLDERS as contemplated by Section 2.22(l), and (ii) the payments made to holders of options to purchase LINC's stock in order to terminate such options;

                  (d) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditure, except if it is in the ordinary course of business (consistent with past practice) or involves an amount not in excess of $5,000;

                  (e) create, assume or permit to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired, except (1) with respect to purchase money liens incurred in connection with the acquisition of equipment with an aggregate cost not in excess of $5,000 necessary or desirable for the conduct of the business of LINC,
(2)(A) liens for Taxes either not yet due or being contested in good faith and by appropriate proceedings (and for which adequate reserves have been established and are being maintained) or (B) materialmen's, mechanics', workers', repairmen's, employees' or other like liens arising in the ordinary course of business (the liens set forth in clause (2) being referred to herein as "Statutory Liens"), or (3) liens set forth on Schedule 2.7 or 2.12 hereto;

                  (f) sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the ordinary course of business;

                  (g) negotiate for the acquisition of any business or the start-up of any new business;

                  (h) merge or consolidate or agree to merge or consolidate with or into any other corporation;

                  (i) waive any material right or claim of LINC, provided that LINC may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice, provided, further, that such adjustments shall not be deemed to be included on Schedule 2.8 unless specifically listed thereon;

                  (j) commit a material breach, materially amend or terminate any Material Contract;

                  (k) enter into any other transaction outside the ordinary course of its business or prohibited hereunder; or

                  (l) except in the ordinary course of business or as required by Law or contractual obligations, LINC will not (i) increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of the employees engaged in LINC's business, (ii) pay or agree to pay any additional pension, retirement allowance or other employee benefit to any such employee, whether past or present, (iii) enter into any new employment, severance, consulting, or other compensation agreement with any existing employee engaged in LINC's business, (iv) amend or enter into a new Plan (except as required by Law) or amend or enter into a new collective bargaining agreement (except as required by this Agreement), or (v) except as contemplated by Section 2.22(l), engage in any Affiliate Transaction.

         4.4 No Shop. In consideration of the substantial expenditure of time, effort and expense undertaken by CONDOR in connection with its due diligence review and the preparation and execution of this Agreement, the STOCKHOLDERS agree that neither they nor their representatives, agents, employees or affiliates will, after the execution of this Agreement until the earlier of (i) the termination of this Agreement or (ii) the Closing, directly or indirectly, solicit, encourage, negotiate or discuss with any third party (including by way of furnishing any information concerning LINC) any acquisition proposal relating to or affecting LINC or any part of it, or any direct or indirect interests in LINC, whether by purchase of assets or stock, purchase of interests, merger or other transaction ("Acquisition Transaction"), and that the STOCKHOLDERS will promptly advise CONDOR of the terms of any communications the STOCKHOLDERS or LINC may receive or become aware of relating to any bid for all or any part of LINC.

         4.5 Agreements. Except as set forth on Schedule 6.7, the STOCKHOLDERS and LINC shall terminate (i) any stockholders' agreements, voting agreements, voting trusts, options, warrants and employment agreements between LINC and any employee listed on Schedule 6.11 hereto and (ii) any existing agreement between LINC and any of the STOCKHOLDERS, on or prior to the Closing Date. A list of such agreements to be terminated is set forth on
Schedule 4.5 and copies of each such agreement to be terminated have been provided to counsel for CONDOR.

         4.6 Notification of Certain Matters. The STOCKHOLDERS shall give prompt notice to CONDOR of (i) the occurrence or non-occurrence of any event of which LINC or the STOCKHOLDERS have knowledge, the occurrence or non-occurrence of which would cause any representation or warranty of the STOCKHOLDERS contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of the STOCKHOLDERS to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder. CONDOR shall give prompt notice to the STOCKHOLDERS of (i) the occurrence or non-occurrence of any event of which CONDOR has knowledge, the occurrence or non-occurrence of which would cause any representation or warranty of CONDOR contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of CONDOR to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 4.6 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, which modification may only be made pursuant to Section 4.7, (ii) modify the conditions set forth in

Sections 5 and 6, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         4.7 Amendment of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing Date to supplement or amend promptly the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules; provided, however, that supplements and amendments to Schedules 2.7, 2.8, 2.11 and 2.12 shall only have to be delivered at the Closing Date, unless such Schedule is to be amended to reflect an event occurring other than in the ordinary course of business. No supplement or amendment to a Schedule shall be deemed to cure any breach of any representation and warranty by either party made in this Agreement, provided that if the party to whom a supplemental or amending disclosure was made proceeds to Closing, that party shall be deemed to have waived such breach of representation and warranty and any remedies which might have been available with respect thereto.

         4.8 Further Assurances. The parties hereto agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.

5.       CONDITIONS PRECEDENT TO OBLIGATIONS OF THE STOCKHOLDERS

         The obligations of the STOCKHOLDERS with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the conditions set forth in this Section
5. As of the Closing Date, all conditions not satisfied shall be deemed to have been waived by the STOCKHOLDERS unless they have objected by notifying CONDOR in writing of such objection on or before the consummation of the transactions on the Closing Date, except that no such waiver shall be deemed to affect the survival of the representations and warranties of CONDOR contained in Section 3 hereof.

         5.1 Representations and Warranties. All representations and warranties of CONDOR contained in the Agreement shall be true and correct in all material respects as of the Closing Date as though such representations and warranties had been made on and as of that date; and a certificate to the foregoing effect dated the Closing Date and signed by the President or any Vice President of CONDOR shall have been delivered to the STOCKHOLDER.

         5.2 Performance of Obligations. All of the terms, covenants and conditions of this Agreement to be complied with and performed by CONDOR on or before the Closing Date shall have been duly complied with and performed in all material respects on or before the Closing Date; and certificates to the foregoing effect dated on the Closing Date and signed by the President or any Vice President of CONDOR shall have been delivered to the STOCKHOLDERS.

         5.3 No Litigation. No action or proceeding before a court or any other Governmental Authority or body shall have been instituted or threatened to restrain or prohibit the performance of this Agreement or the consummation of the transactions contemplated herein.

         5.4 Consents and Approvals. All necessary consents of and filings required to be obtained or made by CONDOR with any Governmental Authority or agency relating to the consummation of the transactions contemplated herein shall have been obtained and made.

         5.5 Good Standing Certificates. CONDOR shall have delivered to the STOCKHOLDERS a certificate, dated as of a date no earlier than 10 days prior to the Closing Date, duly issued by the Delaware Secretary of State, showing that CONDOR is in good standing.

         5.6 Secretary's Certificate. The STOCKHOLDERS shall have received a certificate or certificates, dated the Closing Date and signed by the corporate secretary of CONDOR, certifying the truth and correctness of attached copies of the CONDOR's Certificate of Incorporation (including amendments thereto), By-Laws (including amendments thereto), and resolutions of the boards of directors approving CONDOR's entering into this Agreement and the consummation of the transactions contemplated hereby.

         5.7 Employment Agreements. CONDOR shall have executed and delivered the Employment Agreements.

6.       CONDITIONS PRECEDENT TO OBLIGATIONS OF CONDOR

         The obligations of CONDOR with respect to actions to be taken on the Closing Date, are subject to the satisfaction or waiver on or prior to the Closing Date, as the case may be, of all of the conditions set forth in this
Section 6. As of the Closing Date all conditions not satisfied shall be deemed to have been waived by CONDOR unless it has objected by notifying the STOCKHOLDERS in writing of such objection on or before the consummation of the transactions on the Closing Date, except that no such waiver shall be deemed to affect the survival of the representations and warranties of the STOCKHOLDERS contained in Section 2 hereof.

         6.1 Representations and Warranties. All the representations and warranties of the STOCKHOLDERS contained in this Agreement shall be true and correct in all material respects as of the Closing Date; and the STOCKHOLDERS shall have delivered to CONDOR certificates dated the Closing Date and signed by them to such effect.

         6.2 Performance of Obligations. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the STOCKHOLDERS on or before the Closing Date shall have been duly performed or complied with in all material respects on or before the Closing Date and the STOCKHOLDERS shall have delivered to CONDOR certificates dated the Closing Date and signed by them to such effect.

         6.3 No Litigation. No action or proceeding before a court or any other Governmental Authority or body shall have been instituted or threatened to restrain or prohibit the performance of this Agreement or the consummation of the transactions contemplated herein.

         6.4 Certificate. CONDOR shall have received a certificate or certificates, dated the Closing Date and signed by LINC's corporate secretary, certifying the truth and correctness of attached copies of

LINC's Certificate or Articles of Incorporation (including amendments thereto) and By-Laws (including amendments thereto).

         6.5 No Material Adverse Change. As of the Closing Date, no event or circumstance shall have occurred with respect to LINC which would constitute a Material Adverse Effect on LINC, and LINC shall not have suffered any material loss or damages to any of its properties or assets, whether or not covered by insurance, which change, loss or damage materially affects or impairs the ability of LINC to conduct its business.

         6.6 STOCKHOLDERS' Releases. The STOCKHOLDERS shall have delivered to CONDOR an instrument dated the Closing Date releasing LINC from any and all (i) claims prior to the Closing Date of STOCKHOLDERS against LINC and CONDOR and (ii) obligations prior to the Closing Date, of LINC and CONDOR to the STOCKHOLDERS, except for (x) items specifically identified on Schedules 2.7 and 2.12 as being claims of or obligations to the STOCKHOLDERS,
(y) continuing obligations to the STOCKHOLDERS relating to their employment by LINC and (z) obligations arising under this Agreement or the transactions contemplated hereby.

         6.7 Termination of Agreements. Except as set forth on Schedule 6.7, (a) all existing agreements between LINC and the STOCKHOLDERS, (b) all agreements granting options to purchase LINC Stock, shall have been terminated, canceled or otherwise released prior to or as of the Closing Date, and (c) certain rights of Stephen Allen under that certain Employment Agreement between LINC and Stephen Allen dated December 10, 1997, whereby Stephen Allen receives certain rights upon a change in control of LINC.

         6.8 Opinion of Counsel. CONDOR shall have received an opinion from Counsel to the STOCKHOLDERS, dated the Closing Date, substantially in the form attached hereto as Exhibit 6.8, which form shall be deemed to include any additional opinions by such counsel or separate counsel retained by the STOCKHOLDERS covering matters customary under the circumstances.

         6.9 Consents and Approvals. All necessary consents of and filings with any Governmental Authority relating to the consummation of the transactions contemplated herein shall have been obtained and made and all consents and approvals of third parties listed on Schedule 2.20 shall have been obtained.

         6.10 Good Standing Certificates. STOCKHOLDERS shall have delivered to CONDOR a certificate, dated as of a date no earlier than ten
(10) days prior to the Closing Date, duly issued by the appropriate Governmental Authority in LINC's state of incorporation and, unless waived by CONDOR, in each state in which LINC is authorized to do business, showing LINC is in good standing and authorized to do business and that all state franchise and/or income tax returns and taxes for LINC for all periods prior to the Closing have been filed and paid.

         6.11 Employment Agreements. The Employee Stockholders shall have executed and delivered the Employment Agreements.

         6.12 A/R Aging Reports. Within ten (10) days prior to Closing, the STOCKHOLDERS shall have provided CONDOR (x) an accurate list of all outstanding receivables obtained subsequent to the Balance Sheet Date and as of a date which is within ten (10) calendar days of the Closing Date and (y) an aging of all such accounts and notes receivable showing amounts due in 30 day aging categories (the "A/R Aging Reports").

         6.13 Satisfaction. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall have been approved by counsel to CONDOR.

         6.14. Board of Directors. CONDOR's Board of Directors shall have approved the transactions contemplated hereby.

7.       COVENANTS OF CONDOR AND THE STOCKHOLDERS AFTER CLOSING

         Each of the STOCKHOLDERS shall assume LINC's obligations under the automobile lease procured for the benefit of such STOCKHOLDER, and shall, notwithstanding any limitations on indemnification set forth in Section 8.5 hereof, indemnify and hold harmless LINC and CONDOR against and from any liability for such automobile lease for periods after the Closing. Insurance for such automobile shall be the sole responsibility of the STOCKHOLDER for periods after the Closing.

8.       INDEMNIFICATION

         The STOCKHOLDERS, jointly and severally on the one hand, and CONDOR on the other hand, each make the following covenants that are applicable to them, respectively:

         8.1 General Indemnification by the STOCKHOLDERS. The STOCKHOLDERS, jointly and severally, covenant and agree that they will indemnify, defend, protect and hold harmless CONDOR and LINC at all times, from and after the date of this Agreement until the Expiration Date, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and reasonable expenses of investigation) incurred by CONDOR and LINC as a result of or arising from:

                  (a) Any breach of the representations and warranties of the STOCKHOLDERS set forth herein or on the schedules or certificates delivered in connection herewith;

                  (b) Any breach of any agreement on the part of the STOCKHOLDERS under this Agreement;

                  (c) Any liability incurred by LINC or CONDOR as a result of the pending Internal Revenue Service audit of LINC's Returns, whether or not such audit or liability is disclosed on the Schedules hereto; and

                  (d) Any obligations for payment or performance under any Material Contract which, as of the Closing Date, LINC or the STOCKHOLDERS knew or projected to be in an "overrun" (defined below) position, to the extent of such overrun, and only if such overrun was not accrued or otherwise reflected on the Financial Statements or the Closing Date Balance Sheet. For the purposes hereof, a Material Contract shall be deemed to be in an "overrun" position if the cost of LINC's performance thereunder exceeds the consideration payable thereunder, and the "overrun" shall be the amount of such excess.

         8.2 Indemnification by CONDOR. CONDOR covenants and agrees that it will indemnify, defend, protect and hold harmless STOCKHOLDERS at all times from and after the date of this Agreement until the Expiration Date, from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) incurred by the STOCKHOLDERS as a result of or arising from (i) any breach by CONDOR of its representations and warranties set forth herein or on the schedules or certificates delivered in connection herewith, or (ii) any breach of any agreement on the part of CONDOR under this Agreement.

         8.3 Third Person Claims. Promptly after any party hereto (hereinafter the "Indemnified Party") has received notice of or has knowledge of any claim by a Third Person or of the commencement of any action or proceeding by a Person not a party to this Agreement (a "Third Person"), the Indemnified Party shall, as a condition precedent to a claim with respect thereto being made against any party obligated to provide indemnification pursuant to Section 8.1 or 8.2 hereof (hereinafter the "Indemnifying Party"), give the Indemnifying Party written notice of such claim or the commencement of such action or proceeding. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same in good faith and diligently, provided that the Indemnifying Party shall not settle any criminal proceeding without the written consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate, at the Indemnifying Party's expense, with the Indemnifying Party and its counsel in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records or information reasonably requested by the Indemnifying Party that are in the Indemnified Party's possession or control. All Indemnified Parties shall endeavor to use the same counsel, which shall be the counsel selected by the Indemnifying Party, provided that if counsel to the Indemnifying Party shall have a conflict of interest in the opinion of such counsel that prevents counsel for the Indemnifying Party from representing the Indemnified Party, the Indemnified Party shall have the right to participate in such matter through counsel of its own choosing and the Indemnifying Party will reimburse the Indemnified Party for the reasonable expenses of its counsel and experts. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability, except (i) as set forth in the preceding sentence and (ii) to the extent such participation is requested by the Indemnifying Party, in which event the Indemnified Party shall be reimbursed by the Indemnifying Party for reasonable additional legal expenses and out-of-pocket expenses. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim and the Indemnified Party refuses to consent to such settlement, then the Indemnifying

Party's liability under this Section with respect to such Third Person claim shall be limited to the amount so offered in settlement to said Third Person, plus all indemnifiable costs and expenses incurred to date, the Indemnifying Party shall be relieved of its duty to defend and shall tender the Third Person claim back to the Indemnified Party, who shall thereafter, at its own expense, be responsible for the defense and negotiation of such Third Person claim. If the Indemnifying Party does not undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith, provided, however, that under no circumstances shall the Indemnified Party settle any Third Person claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. All settlements hereunder shall effect a complete release of the Indemnified Party, unless the Indemnified Party otherwise agrees in writing. The parties hereto will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this Section, provided that no Indemnifying Party shall be obligated to seek any payment pursuant to the terms of any insurance policy.

         8.4      Exclusive Remedy. Except as provided in Section 8.5(b) or
Section 11.3 hereof, the indemnification provided for in this Section 8 shall (except as prohibited by ERISA) be the exclusive remedy in any action seeking damages or any other form of monetary relief brought by any party to this Agreement against another party, provided that nothing herein shall be construed to limit the right of a party, in a proper case, to seek injunctive relief for a breach of this Agreement or to seek relief for a breach of any employment agreement with, or any stock option issued by, CONDOR.

         8.5 Limitations on Indemnification. Except as otherwise specifically provided in this Agreement:

                  (a) Except for liability for breaches of the representations and warranties contained in Section 2.19 hereof, for which there shall be no minimum claim, CONDOR and the other Persons or entities indemnified pursuant to Section 8.1 (other than the STOCKHOLDERS) shall not assert any claim other than a Third Person claim for indemnification hereunder against the STOCKHOLDERS until such time as, and with respect to any individual claim, unless and until such claim or claims, individually or in the aggregate, exceed Two Hundred Fifty Thousand Dollars ($250,000). The STOCKHOLDERS shall not assert any claim for indemnification hereunder against CONDOR until such time as, and solely to the extent that, the aggregate of all claims which the STOCKHOLDERS may have against CONDOR exceeds Two Hundred Fifty Thousand ($250,000).

                  (b) CONDOR shall have the right, upon written notice, to offset indemnification amounts due to it pursuant to this Agreement against payments due to the STOCKHOLDERS under (i) this Agreement (including, without limitation, the obligation to pay the Equity Adjustment in Section 1.2 hereof) and/or (ii) any contract contemplated by, or referred to in, this Agreement.

                  (c) Notwithstanding any other term of this Agreement, none of the STOCKHOLDER shall be liable under this Section 8 for an amount which exceeds the amount of proceeds received by such STOCKHOLDER in connection with this Agreement.

9.       TERMINATION OF AGREEMENT

         9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date solely:

                  (a) by mutual consent of CONDOR and the STOCKHOLDERS;

                  (b) by CONDOR, on the one hand, or the STOCKHOLDERS, on the other hand, if the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by August 15, 1998, unless the failure of such transactions to be consummated is due to the willful failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date; or

                  (c) by the STOCKHOLDERS on the one hand, or by CONDOR, on the other hand, if a material breach or default shall be made by the other party in the observance or in the due and timely performance of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made on or before the Closing Date.

         9.2 Liabilities in Event of Termination. The termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement, including, but not limited to, legal and audit costs and out of pocket expenses.

10.      INTENTIONALLY OMITTED.

11.      NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

         11.1 STOCKHOLDERS. STOCKHOLDERS recognize and acknowledge that they have in the past, currently have, and in the future may have, access to certain confidential information of LINC and/or CONDOR, such as operational policies, and pricing and cost policies that are valuable, special and unique assets of LINC's and/or CONDOR's respective businesses. STOCKHOLDERS agree that they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of CONDOR who need to know information in connection with the transactions contemplated hereby, who have been informed of the confidential nature of such information and who have agreed to keep such information confidential as provided hereby, (b) following the Closing, such information may be disclosed by STOCKHOLDERS as is required in the course of performing his duties for CONDOR or LINC and (c) to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section 11.1, unless
(i) such information becomes known to the public generally through no fault of the STOCKHOLDERS, (ii) disclosure is required by law or the order of any Governmental Authority under color of law; provided, that prior to disclosing any information pursuant to this clause (ii), the STOCKHOLDERS shall, if possible, give prior written notice thereof to CONDOR and provide CONDOR with the opportunity to contest such disclosure, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party. In the event the transactions contemplated by this Agreement are not consummated, none of the STOCKHOLDERS shall have any of the above-mentioned restrictions on their ability to disseminate confidential information with respect to LINC.

         11.2 CONDOR. CONDOR recognizes and acknowledges that it had in the past, currently has, and in the future may have, access to certain confidential information of LINC, such as operational policies, and pricing and cost policies that are valuable, special and unique assets of LINC's business. CONDOR agrees that, prior to the Closing, or if the Transactions contemplated by this Agreement are not consummated, they will not disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to the STOCKHOLDERS and to authorized representatives of LINC, (b) to counsel and other advisers, provided that such advisors (other than counsel) agree to the confidentiality provisions of this Section 11.2, unless (i) such information becomes known to the public generally through no fault of CONDOR, (ii) disclosure is required by law or the order of any Governmental Authority under color of law; provided, that, prior to disclosing any information pursuant to this clause (ii), CONDOR shall, if possible, give prior written notice thereof to LINC and the STOCKHOLDERS and provide LINC and the STOCKHOLDERS with the opportunity to contest such disclosure, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party. In the event of a breach or threatened breach by CONDOR of the provisions of this Section, LINC and the STOCKHOLDERS shall be entitled to an injunction restraining CONDOR from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting LINC and the STOCKHOLDERS from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

         11.3 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in Sections 11.1 and 11.2, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced against the other parties by injunctions and restraining orders. Nothing herein shall be construed as prohibiting a party hereto from pursuing any other available remedy for such breach or threatened breach of Sections 11.1 and 11.2, including the recovery of damages.

         11.4 Survival. The obligations of the parties under this Article 11 shall survive the termination of this Agreement for a period of five years from the Closing Date.

12.      GENERAL

         12.1 Cooperation. STOCKHOLDERS and CONDOR shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement. STOCKHOLDERS will cooperate and use their reasonable efforts to have the present officers, directors and employees of LINC cooperate with CONDOR on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

         12.2 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (including by operation of law) without the consent of the other party and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of CONDOR, and the heirs and legal representatives of the STOCKHOLDERS.

         12.3 Entire Agreement. This Agreement (including the Schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the STOCKHOLDERS and CONDOR and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms and may be modified or amended only by a written instrument executed by the STOCKHOLDERS and CONDOR.

         12.4 Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. Signatures may be exchanged by telecopy, and each party agrees that it will be bound by its telecopied signature and that it accepts the telecopied signatures of the other parties to this Agreement.

         12.5 Brokers and Agents. Each party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other parties hereto against all loss, cost, damages or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.

         12.6 Expenses. Except as set forth below, LINC and CONDOR shall each bear its own expenses incurred in connection with the transactions contemplated by this Agreement. LINC shall pay the legal, accounting or other expenses incurred by LINC and the STOCKHOLDERS in connection with the transactions to the extent that such expenses, together with expenses of LINC in connection with the transactions, do not exceed Seventy Thousand Dollars ($70,000). Expenses incurred by LINC and the STOCKHOLDERS in excess of $70,000 shall be paid by the STOCKHOLDERS.

         12.7 Notices. All notices or communications required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered or upon receipt if sent by first class certified mail, return receipt requested or the next business day if sent by telex (receipt confirmed and followed up by one of the other delivery methods discussed herein as well), or upon delivery if sent by express mail, in each case postage prepaid and addressed as follows:

                  (a)      If to CONDOR:

                           Annapolis Office Plaza
                           170 Jennifer Road
                           Suite 325
                           Annapolis, Maryland  21401
                           Attention:  John F. McCabe, Esquire

                  with copies to:

                           Whiteford, Taylor & Preston L.L.P.
                           Seven Saint Paul Street
                           Baltimore, Maryland  21202
                           Attn:  William M. Davidow, Jr., Esq.

                  (b)      If to the STOCKHOLDERS:

                           LINC Systems Corporation
                           310 West Newberry Road
                           Bloomfield, Connecticut  06002

                  with copies to:

                           R. Cornelius Danaher, Jr., Esquire
                           Danaher, Tedford, Lagnese & Neal, P.C.
                           Capitol Place
                           21 Oak Street
                           Hartford, CT 06106

or to such other address or counsel as any party hereto shall specify pursuant to this Section 12.7 from time to time.

         12.8 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Maryland, except that matters herein within the purview of the matters covered by the General Corporation Law of the State of Delaware shall be governed by such General Corporation Law, in each case without reference to conflicts of laws principles.

         12.9 Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

         12.10    Time. Time is of the essence with respect to this Agreement.

         12.11 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

         12.12 Remedies Cumulative. Except as provided in Section 8.4 of this Agreement, no right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

         12.13. Captions. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

         12.14 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived only with the written consent of CONDOR and the STOCKHOLDER. Any amendment or waiver effected in accordance with this Section 12.14 shall be binding upon each of the parties hereto and their successors or assigns.

                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                         CONDOR:

                         CONDOR TECHNOLOGY SOLUTIONS, INC.


                         By: /s/ W.J. Caragol, Jr.
                             -----------------------------------------
                             Name: W.J. Caragol, Jr.
                                   -----------------------------------
                             Title: Vice President and Chief Financial Officer
                                   -----------------------------------

                         STOCKHOLDERS:


                         /s/ Robert F. Hefner
                         ---------------------------------------------
                         ROBERT F. HEFNER


                         /s/ David C. Allabaugh
                         ---------------------------------------------
                         DAVID C. ALLABAUGH


                         /s/ Raymond J. Anselmi
                         ---------------------------------------------
                         RAYMOND J. ANSELMI


                         /s/ Charles W. Dahlberg
                         ---------------------------------------------
                         CHARLES W. DAHLBERG


                         /s/ Michael A. Kehoe
                         ---------------------------------------------
                         MICHAEL A. KEHOE


                         /s/ Richard Synoradzki
                         ---------------------------------------------
                         RICHARD SYNORADZKI

EXHIBITS
--------


Exhibit 1.6(a)(ii) -  Employment Agreement
Exhibit 6.8        -  Opinion of LINC's and Stockholders' Counsel


*All exhibits and schedules have been omitted.